Exhibit 99.4

The following report is a copy of a report previously issued by Arthur Andersen LLP (“Andersen”), which report has not been reissued by Andersen.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Zomax Incorporated:

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements included in the Zomax Incorporated and Subsidiaries’ annual report to shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated January 25, 2002.  Our audit was made for the purpose of forming an opinion on those statements taken as a whole.  The schedule of valuation and qualifying accounts is the responsibility of the company’s management and is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements.  This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Minneapolis, Minnesota,
January 25, 2002

ZOMAX INCORPORATED

Schedule II - Valuation and Qualifying Accounts

For the Year Ended December 27, 2002

Description	Balance at beginning of period	Charges to costs and expenses	Charged to other accounts	Write-offs, net of recoveries	Balance at end of period
Allowance for doubtful accounts:

For the year ended December 27, 2002	$2,234,000	234,000	—	(531,000)	1,937,000

For the year ended December 28, 2001	2,408,000	295,000	—	(469,000)	2,234,000

For the year ended December 29, 2000	2,645,000	98,000	—	(335,000)	2,408,000